UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Eastern Energy Gas Holdings, LLC

(Exact Name of Registrant as Specified in Its Charter)

Virginia	46-3639580
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

120 Tredegar Street Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Limited Liability Company Membership Interests

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered

Item 1 of Form 8-A is amended and supplemented by adding the following:

On November 1, 2020, the Board of Directors (the “Board”) of Eastern Energy Gas Holdings, LLC f/k/a Dominion Energy Gas Holdings, LLC (the “Company”) approved an amendment to the Company’s Articles of Organization (as amended, the “Articles of Organization”) and an amendment and restatement of the Company’s Operating Agreement (as amended and restated, the “Operating Agreement”) to change the name of the Company from Dominion Energy Gas Holdings, LLC to Eastern Energy Gas Holdings, LLC.

Effective on November 2, 2020 with the filing of Articles of Amendment to the Articles of Organization with the Commonwealth of Virginia State Corporation Commission, Article I of the Articles of Organization was amended to read: “The name of the limited liability company is Eastern Energy Gas Holdings, LLC.”

On November 2, 2020, the Operating Agreement was amended to read “Eastern Energy Gas Holdings, LLC” wherever it had previously read “Dominion Energy Gas Holdings, LLC” and all references to Dominion Energy Questar Corporation as the sole member of the Company were replaced with references to BHE GT&S, LLC, a wholly-owned subsidiary of Berkshire Hathaway Energy Company, in addition to certain other related changes.

The foregoing is a brief description of the amendments to the Articles of Organization and the Operating Agreement and is qualified in its entirety by reference to the full text of the Articles of Amendment and the Operating Agreement, which are filed herewith as Exhibits 1 and 2, respectively, and incorporated by reference herein.

Item 2.	Exhibits

Exhibit No.	Description

1.	Articles of Amendment, effective November 2, 2020 (incorporated by reference to Exhibit 3.1, Form 8-K filed November 2, 2020).

2.	Operating Agreement, amended and restated, effective November 2, 2020 (incorporated by reference to Exhibit 3.2, Form 8-K filed November 2, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 3, 2020	Eastern Energy Gas Holdings, LLC
	By:	/s/ Scott C. Miller
	Name:	Scott C. Miller
	Title:	Chief Financial Officer & Treasurer